EXHIBIT 99.2

ANSYS, INC. THIRD QUARTER and YTD 2016

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

November 3, 2016

ANSYSis providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to providestockholders and analysts with additional time and detail for analyzing our Q3 and YTD 2016 results in advance of our quarterlyconference call. As previously announced, the conference call will begin today, November 3, 2016, at 10:30 a.m. Eastern Time andwill include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To accessthe live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and clickon events & presentations, then webcasts. The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (International)at least five minutes prior to the call and referencing conference code 10094868. A replay will be available within two hours ofthe call’s completion at http://investors.ansys.com or at (877) 344-7529 (US), (855) 669-9658 (Canada) or (412) 317-0088(International) and referencing the access code 10094868.

Non-GAAPSUPPLEMENTAL INFORMATION

In additionto our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this informationare described later in this document as well as in our Q3 2016 earnings press release, which can be found on our website in thepress release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice,the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

THIRDQUARTER 2016 OVERVIEW

The financialresults achieved in the third quarter were in line with our guidance range for revenue; earnings per share were above the highend of the guidance range. We reported consolidated non-GAAP revenue of $245.9 million, an increase of 3% and 2% in reported andconstant currency, respectively. We also achieved non-GAAP EPS of $0.95 in the third quarter, which represented 6% growth, andwas $0.01 above the high end of our expectations.

The following are notable commentsand events related to Q3 2016:

•	Our lease license revenues grew 7% inconstant currency, while our maintenance revenue grew 9% in constant currency. Both lease licenses and maintenance contributedto our recurring revenue base continuing to remain strong at 76% of revenue for the quarter. Our perpetual license revenues contractedby 14% in constant currency. This comparative decline was due to a strong comparable in Q3 of 2015 in which perpetual licensesgrew 10% in constant currency and during which the financial results were positively impacted by a single customer with ordersin excess of $10 million (including over $7 million of perpetual licenses). The third quarter revenue results were also impactedby a shift to lease by some customers, particularly in the more mature geographic markets such as the U.S. and Japan. There wascontinued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed tobuilding the deferred revenue and backlog balance to a Q3 record high of $484.8 million at September 30, 2016, an 11% increaseover the comparable prior year balance.

•	During Q3 2015, we had 20 customers with orders in excess of $1 million, including one customer with orders in excess of $10 million.This compares to 18 customers with orders in excess of $1 million in Q3 2015. On a YTD basis, we have had 88 customers with totalcumulative orders in excess of $1 million. This is in line with 85 customers with cumulative orders in excess of $1 million duringthe comparative YTD period in 2015. The company intends to continue to focus on increasing the number of enterprise agreementsthrough the remainder of 2016 as our customers become increasingly interested in leveraging the ANSYS Workbench platform and licensinga broader set of ANSYS simulation solutions and services to drive greater innovation and efficiency in their business.

•	Our direct and indirect businesses provided 76% and 24%, respectively, of total third quarter and YTD revenue.

•	The non-GAAP operating margin for the third quarterwas 49.6%, above the high end of our expected range. The strong margin performance was achieved through our ongoing disciplinearound spending.

•	Consistent with our commitment to return value to our stockholders, during the third quarter we repurchased 1.2 million sharesof common stock at an average price of $95.44/share for a total cost of $114.5 million. For the first nine months of 2016, we repurchaseda total of 2.7 million shares at an average price of $90.11/share for a total cost of $243.3 million. As of September 30, 2016,approximately 2.3 million shares remained available for repurchase under the Company’s authorized stock repurchase program.

•	In September, we formally launched our new Startup Program, allowing startup companies to speed their innovative products to marketby leveraging the same cutting-edge engineering simulation solutions used by larger, more established industry leaders. Small startupsoften skip engineering simulation because they think the cost can be prohibitive. As a result, engineers in those nascent companiesspend an inordinate amount of time and money developing their products by building multiple physical prototypes – often missingeffects that cannot be discovered using traditional product development and testing methods. As a result, these innovative companiesrisk being slower to market or only partially fulfilling their bold product promises. ANSYS has been committed to helping smalland large companies innovate since its inception and the ANSYS Startup Program aims to benefit the tens of thousands of small companiesaround the world by giving them virtually free access to ANSYS’ leading suite of engineering simulation products.

•	Total headcount on September 30, 2016 was approximately 2,760 as compared to headcount of 2,750 at June 30, 2016.

TECHNOLOGYUPDATES

In August, we released the latest versionof our industry-leading software. ANSYS 17.2 continues to deliver functionality that provides engineers with the insightsand understanding they need to build the products of tomorrow. The breadth of additional features is too extensive to cover, butthe following will provide some examples outlining the value to customers.

The Internet of Things and theIndustrial Internet give rise to a new wave of smarter connected devices and machines, but also add complexity in product design.ANSYS solutions allow engineers to master the complexity by simulating almost all aspects of IoT devices from the mechanical tothe electronic. In ANSYS 17.2, we continue delivering on simulation for IoT. For example, there are new workflows for antenna designand simulating the performance of the antennas in realistic operating environments. It is not enough to simulate the antenna itselffor optimal design of the individual component; you also need to simulate how it operates when placed into a larger environmentwith other wireless devices that could potentially interfere with communications. Companies like Synapse have taken advantage ofthis to increase their antenna range by a factor of five, while decreasing the overall design cycle by 25%.

Another mega-trend facing almost all industriesis the push by regulators and pull from consumers for more energy efficient products. One of the largest issues facing engineersis thermal optimization; even small improvements in heating or cooling efficiency can deliver huge energy efficiency gains. ANSYS17.2 delivers new features that allow for even better thermal analysis of electric machine design, thanks to even tighter integrationbetween the mechanical, fluid and electromagnetic simulations. Companies such as Whirlpool have used ANSYS simulation to increasethermal efficiency while at the same time decreasing levels of carbon monoxide.

We also continue our quest to make simulationaccessible to all engineers. In September, we released our ANSYS AIM 17.2 product, which allows for even more upfront simulationby design engineers. This enables more “what-if” analysis earlier in the product development life cycle, before designchoices are made that are potentially expensive to correct. It also dramatically expands the number of engineers that can tap intothe benefits of simulation. Following on the previous example, ANSYS AIM 17.2 also adds new functionality in thermal managementfor many industry applications, including heat exchangers, thermal mixing valves, engine components and electronic devices.

Lastly, we continue to invest in our ANSYSWorkbench Platform. As simulation becomes an increasingly critical capability for companies, we also see increasing standardizationand consolidation. Companies have invested in other enterprise platforms and can innovate faster when they connect these systemsacross the organization. In 17.2, the ANSYS Workbench increases the customization and integration capabilities allowing for tailormade workflows across the enterprise, integration with other engineering platforms and tools, as well as secure data management.Studies have shown that customers that standardize on one simulation platform reduce development time and increase the abilityto hit cost targets. In recent months, companies such as Caterpillar and General Electric have consolidated simulation on the ANSYSplatform.

Moredetails on ANSYS 17.2 and ANSYS AIM 17.2 are available at ansys.com/17.

DEFERREDREVENUE & BACKLOG

The Company’s deferredrevenue and backlog are as follows:

(in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2015
Current Deferred Revenue	$ 359,979	$ 375,802	$ 319,705	$ 337,420
Current Backlog	49,611	57,523	43,701	63,350
Total Current Deferred Revenue and Backlog	$ 409,590	$ 433,325	$ 363,406	$ 400,770

Long-Term Deferred Revenue	$ 10,623	$ 9,914	$ 14,480	$ 10,847
Long-Term Backlog	64,621	80,374	58,315	62,392
Total Long-Term Deferred Revenue and Backlog	$ 75,244	$ 90,288	$ 72,795	$ 73,239

Total Deferred Revenue and Backlog	$ 484,834	$ 523,613	$ 436,201	$ 474,009

Asa result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquireddeferred revenue at an amount that is lower than the historical carrying value. There was no impact of this adjustment on GAAPrevenue for Q3 2016; the impact for YTD 2016 was $0.1 million. The impact was $0.4 million and $1.4 million for Q3 2015 and YTD2015, respectively.

BOOKINGS

The Company’s total bookings were as follows:

($ in thousands)	2016	2015	Growth Rate	Growth Rate in Constant Currency
Q3 QTD	$205,484	$200,351	2.6%	1.1%

Q3 YTD	$691,129	$665,419	3.9%	3.1%

The FX impact ondeferred revenue was $1.6 million and $7.5 million (favorable) for Q3 and year-to-date 2016, respectively.

REVENUE

ANSYS, Inc.

Q3 2016 vs. Q3 2015 REVENUE COMPARISON

(Unaudited)

($ in thousands)	Non-GAAP Revenue					Q3 16 vs. Q3 15 % Growth
	Q3 2016	% of Total	Q3 2015	% of Total	Q3 16 vs. Q3 15 % Growth	In Constant Currency

Total Lease	$85,907	34.9%	$78,664	33.0%	9.2%	7.3%

Total Perpetual	$53,623	21.8%	$61,824	26.0%	-13.3%	-14.1%
Total Maintenance	$100,288	40.8%	$92,068	38.6%	8.9%	8.6%

Total Service	$6,044	2.5%	$5,663	2.4%	6.7%	6.0%

Total Q3:	$245,862		$238,219		3.2%	2.2%

ANSYS, Inc.

Q3 2016 YTD vs. Q3 2015 YTD REVENUE COMPARISON

(Unaudited)

($ in thousands)	Non-GAAP Revenue					Q3 YTD 16 vs. Q3 YTD 15 % Growth
	Q3 YTD 2016	% of Total	Q3 YTD 2015	% of Total	Q3 YTD 16 vs. Q3 YTD 15 % Growth	In Constant Currency

Total Lease	$250,742	34.9%	$235,190	34.0%	6.6%	5.9%

Total Perpetual	$155,953	21.7%	$171,349	24.7%	-9.0%	-8.7%
Total Maintenance	$292,851	40.8%	$269,963	39.0%	8.5%	9.4%

Total Service	$18,394	2.6%	$15,969	2.3%	15.2%	15.3%

Total Q3 YTD:	$717,940		$692,471		3.7%	3.9%

GEOGRAPHICHIGHLIGHTS

ANSYS, Inc.

Q3 2016 vs. Q32015 GEOGRAPHIC COMPARISON

(Unaudited)

($ in thousands)	Non-GAAP Revenue					Q3 16 vs. Q3 15 % Growth
	Q3 2016	% of Total	Q3 2015	% of Total	Q3 16 vs. Q3 15 % Growth	In Constant Currency
North America	$94,480	38.4%	$96,802	40.6%	-2.4%	-2.4%

Germany	$25,399	10.3%	$23,496	9.9%	8.1%	9.8%
United Kingdom	$8,285	3.4%	$9,553	4.0%	-13.3%	-0.9%
Other Europe	$37,759	15.4%	$38,470	16.1%	-1.8%	-0.6%
Total Europe	$71,443	29.1%	$71,519	30.0%	-0.1%	2.8%

Japan	$31,496	12.8%	$25,007	10.5%	25.9%	8.3%
Asia- Pacific	$48,443	19.7%	$44,891	18.8%	7.9%	7.8%
Total Asia- Pacific	$79,939	32.5%	$69,898	29.3%	14.4%	8.0%

Total Q3:	$245,862		$238,219		3.2%	2.2%

Q3 2016 YTD vs.Q3 2015 YTD GEOGRAPHIC COMPARISON

(Unaudited)

($ in thousands)	Non-GAAP Revenue					Q3 YTD 16 vs. Q3 YTD 15 % Growth
	Q3 YTD 2016	% of Total	Q3 YTD 2015	% of Total	Q3 YTD 16 vs. Q3 YTD 15 % Growth	In Constant Currency
North America	$275,881	38.4%	$272,581	39.4%	1.2%	1.3%

Germany	$73,430	10.2%	$69,134	10.0%	6.2%	8.9%
United Kingdom	$26,074	3.6%	$28,629	4.1%	-8.9%	-1.1%
Other Europe	$113,801	15.9%	$114,349	16.5%	-0.5%	1.5%
Total Europe	$213,305	29.7%	$212,112	30.6%	0.6%	3.6%

Japan	$90,601	12.6%	$77,653	11.2%	16.7%	6.8%
Asia-Pacific	$138,153	19.2%	$130,125	18.8%	6.2%	8.1%
Total Asia-Pacific	$228,754	31.9%	$207,778	30.0%	10.1%	7.6%

Total Q3 YTD:	$717,940		$692,471		3.7%	3.9%

The overall growth rate for North Americain Q3 2016 was impacted by a combination of factors including (i) a partial shift in the preference for time-based licenses thatresulted in a 9% increase in lease revenue and (ii) a single customer perpetual order of $7 million in Q3 2015 that did not repeatin Q3 2016. North America continued to lead with 10 seven-figure deals closed in the third quarter, the majority of which werelease transactions or, in certain instances, perpetual licenses that are subject to ratable revenue recognition. We continue tosee an increasing interest from some of our largest customers to expand the use of ANSYS simulation technologies and services toaccelerate the pace of innovation and to increase information technology efficiency within their global organizations. Aerospaceand defense performed well due to continuing strong, external industry tailwinds, including a robust commercial sector, looseningdefense spending and the aggressive space race. Our shift to strategic account management, established 12-18 months ago, and theenterprise licensing model are enabling us to capture pent up demand for long-term enterprise vendor consolidation, particularlyin North America. Automotive industry fundamentals remain healthy, with companies investing in R&D to support ongoing fueleconomy, emissions requirements and accelerated development of autonomous driving systems. While the renewable energy and nuclearsectors remain strong, it is not enough to offset the continuing negative impact of the oil and gas sector. However, the upwardtrend in the price of oil is starting to loosen stalled capital expenditure projects.

Europeoverall grew 3% in constant currency, a similar rate as Q2 2016. The results reflect a combination of pockets of lingering economicand geo-political issues, and mixed sales execution. Germany continued to lead the region with 10% constant currency growth forQ3 2016. We also saw growth in several smaller markets, offset by weakness in our larger markets such as the UK and France. Additionally,channel partner weakness in new business production and a cautious spending environment continued to contribute to lower than plannedrevenue.  Sales execution and improving our go-to-market strategy are major areas of focus in Europe. Qualitatively,the ANSYS industry performance trends for the quarter were similar to those described for North America. However, the impact ofthe low oil price has been felt less in ANSYS revenues in the European energy industry, as reductions in oil and gas revenue inthe UK and Nordic were more than offset by gains elsewhere in off-shore renewables, nuclear and power generation. Europe continuesto feel the effects of the emissions scandal, which has resulted in budget reductions across the European supply chain. This highlightsthe increasing difficulty companies are facing to meet regulatory standards and that will tend to increase the reliance on simulation-basedapproaches as they struggle to deal with these challenges.

Drivenby continued strong performance in Japan, our largest international market, the Q3 results in Asia-Pacificincluded an overall 8% revenue growth and a 10% increase in lease revenue, both in constant currency.The market dynamics in Japan have been similar to those that we have been experiencing in North America, with certain customerspreferring a lease option. China and Taiwan continued positive growth trends, in line with what we have seen throughout 2016, andcontributed double-digit growth in the quarter.  India also contributed to the region’s overall growth rate. Consistentwith the trends that we have been communicating throughout this year, we continued to experience faster growth within the commercialsector in China. The business in the state-owned enterprises has grown at a slower pace, due to naturally occurring buying cyclesin the Chinese government’s five-year plan. Overall, the quarterly revenue growth in the region included double-digit constantcurrency revenue growth from the indirect channel in China, India and Taiwan. The Q3 growth was adversely impacted by slower growthin our business in South Korea. Due to the emergence of a domestic industrial equipment sector in the region, we continued to seegrowth in adoption of the broader portfolio to include integrated multi-physics and control software. The energy segment performedrelatively well due to ANSYS having a lower reliance on oil and gas revenues in this region and being buoyed by increased investmentsin power generation, transmission equipment and nuclear.

INCOMESTATEMENT HIGHLIGHTS

Q4 2016 MARGINS AND OUTLOOK:The respective non-GAAP gross and operating margins were 89.6% and 49.6% for the third quarter, and 89.2% and 47.7% for the firstnine months of 2016.

Lookingahead into Q4 and FY 2016, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 89.0% forboth periods, and a non-GAAP operating margin of 46.5% - 47.5% for Q4 2016 and 47.0% - 48.0% for FY 2016.

Ourpreliminary outlook for 2017 assumes a non-GAAP gross profit margin of 88.0% - 89.0% and a non-GAAP operating margin of approximately46.0% - 47.0%. The slight reduction in operating margins in 2017 is due mainly to increased investments in R&D initiatives,such as Cloud, Big Data and IoT, as well as investments in company infrastructure, sales productivity and channel initiatives.

Q4 2016 TAX RATE AND OUTLOOK:Our Q3 non-GAAP effective tax rate was 31.5% and our GAAP rate was 31.1%. Our YTD non-GAAP effective tax rate was 31.4% and theYTD GAAP rate was 30.7%. Looking ahead into Q4 2016, we are forecasting a non-GAAP effective tax rate of approximately 32.5% -34.0%. The FY 2016 non-GAAP effective tax rate is expected to be approximately 31.5% - 32.5%.

The projected tax rate range in Q4 is slightlywider than the range historically provided by the Company as a result of uncertainty regarding the timing and ultimate tax benefitsrealized from recent entity structuring activities. The Company’s fourth quarter tax rate guidance assumes a range of $0- $2.0 million in incremental benefits relating to these activities.

Our preliminary outlook for 2017 assumesa non-GAAP effective tax rate of approximately 33.0% – 34.0%, slightly higher than 2016 as a result of ongoing benefits associatedwith entity structuring activities in 2016 that are expected to be lower in 2017. The Company expects to achieve approximately$7.0 - $9.0 million in tax benefits related to these activities in 2016 and currently expects to receive $2.0 - $4.0 million relatedto these activities in 2017.

BALANCESHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled$838.3 million as of September 30, 2016, of which 70% was held domestically.
•	Cashflows from operations were $82.0 million for the third quarter of 2016, as compared to $77.8 million in the third quarter of 2015.Year-to-date cash flows from operations were $260.6 million in 2016 as compared to $258.3 million in 2015.
•	Consolidated net DSO was 34 days.
•	Capital expenditures totaled $2.2 millionfor the third quarter and $8.2 million for the first nine months of 2016. We are currently planning for total capital expendituresin 2016 in the range of $12 - $15 million.

SHARE COUNTAND SHARE REPURCHASE

There were 88.7 million diluted weightedaverage shares outstanding in Q3. In line with our commitment to return capital to stockholders, we repurchased 1.2 millionshares during the third quarter at an average price of $95.44 per share and for a total cost of $114.5 million. For the firstnine months of 2016, we repurchased a total of 2.7 million shares at an average cost of $90.11 and for a total cost of $243.3 million.As of September 30, 2016, the Company had 2.3 million shares remaining in its authorized share repurchase program. We currentlyexpect approximately 87.5 – 88.0 million diluted shares to be outstanding for Q4 2016 and approximately 89.0 million forFY 2016. Our initial outlook for FY 2017 assumes diluted shares outstanding of approximately 86.0 – 87.0 million.

STOCK-BASEDCOMPENSATION EXPENSE

(in thousands)	Three Months Ended		Year-to-Date
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
Cost of Sales:
Software Licenses	$187	$174	$524	$549
Maintenance & Service	$417	$530	$1,200	$1,432
Operating Expenses:
SG&A	$4,292	$4,249	$11,160	$13,038
R&D	$4,056	$3,917	$11,680	$10,712
Total Expense Before Taxes	$8,952	$8,870	$24,564	$25,731
Related Income Tax Benefits	$(2,993)	$(2,725)	$(7,928)	$(8,454)
Expense, Net of Taxes	$5,959	$6,145	$16,636	$17,277

CURRENCY

CURRENCY IMPACT COMPARED TO Q32015: Q3 2016 revenue and operating income were both favorably impacted by currency fluctuationsof $2.4 million. The 2016 YTD revenue was unfavorably impacted by currency fluctuations of $1.5 million and the operating incomewas favorably impacted by $0.2 million.

CURRENCY OUTLOOK: As we sawin the Q3 and YTD 2016 reported results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro,British Pound and Japanese Yen. In our current outlook, we are utilizing currency rate assumptions for Q4 as follows: Q4 averagerates in the range of 1.08 - 1.11 for the Euro, 1.21 - 1.24 for the British Pound and 102 – 105 for the Japanese Yen. Theseassumptions translate to FY 2016 currency rate assumptions of 1.11 – 1.12 for the Euro, 1.35 – 1.36 for the BritishPound and 107 – 108 for the Japanese Yen. These compare to the rates previously provided for FY 2016 of 1.10 – 1.13for the Euro, 1.36 – 1.39 for the British Pound and 106 – 109 for the Japanese Yen.

Our initial outlook for FY 2017 assumesrates in the range of 1.08 – 1.11 for the Euro, 1.20 – 1.23 for the British Pound and 102 – 105 for the JapaneseYen.

OUTLOOK

Q4 and FISCALYEAR 2016 UPDATEDOUTLOOK*:

Weare providing our fourth quarter guidance and updating our full year 2016 guidance. For Q4 2016, we are providing GAAP and non-GAAPrevenue guidance in the range of $263.0 - $272.0 million; non-GAAP diluted EPS in the range of $0.94 - $0.99 and GAAP diluted EPSin the range of $0.77 - $0.83. We are revising our previous outlook for the full year of 2016. As a result of factoring in ourthird quarter results and our guidance for the fourth quarter, our outlook for FY 2016 GAAP and non-GAAP revenue is in the rangeof $981.0 - $990.0 million. Our non-GAAP diluted EPS outlook for FY 2016 is $3.59 - $3.64 and we expect GAAP diluted EPS in therange of $2.96 - $3.03.

FISCALYEAR 2017 PRELIMINARY OUTLOOK:

We areproviding a preliminary 2017 non-GAAP and GAAP revenue outlook in the range of $1.02 billion - $1.06 billion. Initially, our non-GAAPdiluted EPS outlook for 2017 is $3.67 - $3.89 and our GAAP diluted EPS outlook is in the range of $3.01 - $3.27.

This preliminary outlook factors in someshifts toward an increased preference for time-based licenses and sales that will be recognized ratably over future periods, thecontinuation of a similar economic and geo-political climate, share repurchase activity that results in no overall increase inthe share count, planned increases in strategic R&D initiatives, sales capacity and other headcount additions, and our currentvisibility around sales pipelines and forecasts. However, as we have repeatedly noted, there are many things that we have no controlover, such as the macro-economic environment, government regulations and tax policies, and currency volatility. We do have thebenefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and world-class customers throughoutthe globe. These fundamental strengths, coupled with the dedication and hard work of our almost 2,800 employees, give us the confidenceto weather the short-term volatility and to look forward to all of the long-term opportunities that lie ahead.

CLOSINGCOMMENTS

Aswe finish 2016 and enter into 2017, the Company will continue to focus on execution and technological differentiation. Customeracceptance of our long-term vision and unique value proposition, coupled with the investments we are making in the business andin the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue tobe propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology andtalented, committed employees across the globe.

The ANSYS IR App – available fordownload on iTunes and Google Play.Want to keep track of your investment in ANSYS? Receive real-time updates when new press releases, SEC filings, events and othercontent are posted? Then download the ANSYS IR App for free today and you will be able to access all of this content and more onlineor offline – great for when you are traveling or out of the office.

Q4 INVESTORRELATIONS EVENTS

•	November 9, 2016 –ANSYS attending the 2016 RBC Capital Markets’ Technology Conference – New York City Presentationat 11:00am ET; to view go to http://investors.ansys.com
•	November 14 – 15, 2016 – ANSYS attending the JP Morgan TMT Conference in Hong Kong
•	November 29, 2016 – ANSYS attending the NASDAQ 35th Investor Program in London, UK
•	December 7, 2016 – ANSYS attending the Barclays Global TMT Conference in San Francisco, CA

GLOSSARYOF TERMS

Backlog:Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue:Billings made or payments received in advance of revenue recognition from software license and maintenance agreements.

Enterprise License Agreement (ELA):A contract with a customer who makes a decision to deploy ANSYS software across its business. These contracts typically involvelarge organizational and financial commitments, include products from multiple product lines from the Company’s suite ofsoftware products, and typically include training and other engineering services. The software component of these contracts caninclude time-based licenses, perpetual licenses, maintenance or a combination of all three.

Lease or Time-Based License:A license of a stated product of the Company’s software that is granted to a customer for use over a specified time period,which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance(unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognizedratably over the contract period.

Perpetual / Paid-Up License:A license of a stated product and version of the Company’s software that is granted to a customer for use in perpetuity.The revenue related to this type of license is typically recognized up-front.

Maintenance:A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecifiedversion upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratablyover the contract period.

Vendor-Specific Objective Evidence(VSOE): Sufficient evidence of the fair value of the elements in a multiple-element arrangementthat allows a company to separate the elements and to account for each element separately. If sufficient VSOE of fair value doesnot exist to allocate revenue to the various elements of an arrangement, revenue from the arrangement may be either deferred orrecognized ratably over the contract period, depending on the facts and circumstances of the particular contract.

RISKFACTORS

Information providedby the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectationsfor the fourth quarter of 2016, FY 2016, FY 2017 and the future are forward-looking statements. The Company cautions investorsthat its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussionof these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including thereport on Form 10-K for the year ended December 31, 2015, filed on February 25, 2016.

RECONCILIATIONOF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentagesand per share data)

	Three Months Ended
	September 30, 2016					September 30, 2015
	As Reported	Adjustments			Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$245,862	$	---		$245,862	$237,840	$379	(3)	$238,219
Operating income	100,099		21,885	(1)	121,984	90,183	24,257	(4)	114,440
Operating profit margin	40.7%				49.6%	37.9%			48.0%
Net income	$69,557		$14,638	(2)	$84,195	$66,033	$15,978	(5)	$82,011
Earnings per share – diluted:
Diluted earnings per share	$0.78				$0.95	$0.72			$0.90

Weighted average shares	88,676				88,676	91,593			91,593

(1)	Amount represents $12.7 million of amortization expense associated with intangible assets acquiredin business combinations, $9.0 million of stock-based compensation expense and $0.2 million of transaction expenses related tobusiness combinations.

(2)	Amount represents the impact of the adjustments to operating income referred to in (1) above, adjustedfor the related income tax impact of $7.2 million.

(3)	Amount represents the revenue not reported during the period as a result of the acquisition accountingadjustment associated with accounting for deferred revenue in business combinations.

(4)	Amount represents $14.7 million of amortization expense associated with intangible assets acquiredin business combinations, $8.9 million of stock-based compensation expense, the $0.4 million adjustment to revenue as reflectedin (3) above and $0.3 million of transaction expenses related to business combinations.

(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjustedfor the related income tax impact of $8.3 million.

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentagesand per share data)

	Nine Months Ended
	September 30, 2016				September 30, 2015
	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$717,837	$103	(1)	$717,940	$691,106	$1,365	(4)	$692,471
Operating income	279,276	62,990	(2)	342,266	256,736	71,885	(5)	328,621
Operating profit margin	38.9%			47.7%	37.1%			47.5%
Net income	$195,653	$41,145	(3)	$236,798	$184,500	$46,458	(6)	$230,958
Earnings per share – diluted:
Diluted earnings per share	$2.19			$2.65	$2.01			$2.52

Weighted average shares	89,355			89,355	91,820			91,820

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accountingadjustment associated with accounting for deferred revenue in business combinations.

(2)	Amount represents $38.1 million of amortization expense associated with intangible assets acquiredin business combinations, $24.6 million of stock-based compensation expense, the $0.1 million adjustment to revenue as reflectedin (1) above and $0.2 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjustedfor the related income tax impact of $21.8 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accountingadjustment associated with accounting for deferred revenue in business combinations.

(5)	Amount represents $44.0 million of amortization expense associated with intangible assets acquiredin business combinations, $25.7 million of stock-based compensation expense, the $1.4 million adjustment to revenue as reflectedin (4) above and $0.8 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjustedfor the related income tax impact of $25.4 million.

USEOF NON-GAAP MEASURES

Management uses non-GAAP financial measures(a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to itscompetitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operationalprofitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) asan important factor in determining variable compensation for management and its employees. In addition, many financial analyststhat follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures.The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accuratelyreport the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reportedthese non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financialresults.

While management believes that these non-GAAPfinancial measures provide useful supplemental information to investors, there are limitations associated with the use of thesenon-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by allof the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitorsdue to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAPfinancial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measuresto their most comparable GAAP financial measures.

The adjustments to these non-GAAP financialmeasures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferredrevenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategicand other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations,acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carryingvalue. Although this acquisition accounting requirement has no impact on the Company’s business or cash flow, it adverselyimpacts the Company’s reported GAAP revenue in the reporting periods following an acquisition. In order to provide investorswith financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financialmeasures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustmentis useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information usedby management in its financial and operational decision-making, and (b) compare past and future reports of financial resultsof the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licensesand software maintenance contracts are renewed in future periods.

Amortization of intangible assets fromacquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentationof amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related taximpact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAPdiluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixedat the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot bechanged or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposesof evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenseswhen making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investorsbecause they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in itsfinancial and operational decision-making, and (b) compare past reports of financial results of the Company as the Companyhas historically reported these non-GAAP financial measures.

Stock-based compensation expense andits related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentationof cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrativeexpense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludesthese expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net incomeand non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically,the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of theCompany’s and management’s performance. The annual budgeting process is the primary mechanism whereby the Company allocatesresources to various initiatives and operational requirements. Additionally, the annual review by the board of directors duringwhich it compares the Company's historical business model and profitability to the planned business model and profitability forthe forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and departmentmanagers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Companyrecords stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsibleor accountable. In this way, management is able to review, on a period-to-period basis, each manager’s performance and assessfinancial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that thesenon-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating resultsand the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historicalcomparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to businesscombinations. The Company incurs expenses for professional services rendered in connection with business combinations,which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible.Management excludes these acquisition-related transaction expenses for the purpose of calculating non-GAAP operating income, non-GAAPoperating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operationalperformance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a partof its continuing operations. The Company believes that these non-GAAP financial measures are useful to investors because theyallow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by managementto review the Company's operating results, and (b) review historical comparability in the Company's financial reporting aswell as comparability with competitors' operating results.

Non-GAAP financial measures are not inaccordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolationor as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidatedfinancial statements prepared in accordance with GAAP.

The Company has provided a reconciliationof the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com